[COMPANY LOGO]

FOR IMMEDIATE RELEASE:                CONTACT:

VALHI, INC.                           JOSEPH S. COMPOFELICE
THREE LINCOLN CENTRE                  VALHI, INC.
5430 LBJ FREEWAY                      EXECUTIVE VICE PRESIDENT
DALLAS, TEXAS   75240-2697            (281) 423-3303
(972) 233-1700


                          VALCOR REPORTS 1996 RESULTS

     DALLAS, TEXAS . . February 3, 1997 . . Valcor, Inc. reported income from continuing operations of $12 million for 1996 compared to $8.9 million in 1995. Fourth quarter income from continuing operations was $5.2 million compared to $2.5 million in the fourth quarter of 1995. Margins of the Company's component products business (ergonomic workstation products, drawer slides and locks) improved in the last half of the year as a result of favorable changes in product mix. Fast food comparable store sales were up 2% for both the fourth quarter and full year.

     Discontinued operations represents the results of Medite Corporation's building products operations, and in the fourth quarter of 1996 includes an aggregate net-of-tax gain on disposal of approximately $49 million ($75 million pre-tax) related primarily to the sale of its Oregon timber and timberlands and Irish medium density fiberboard (`MDF'') subsidiary. Medite expects to complete the disposition of substantially all of its remaining assets, principally the Oregon MDF facility, in 1997 for an estimated pre-tax gain of approximately $20 million.

                      SUMMARY OF OPERATIONS

                           (Unaudited)

                          (In millions)

                                Three months ended  Years ended
                                   December 31,     December 31,

                                  1995*   1996    1995*   1996
                                          (In millions)

Net sales:
  Component products              $21.4   $24.0  $ 80.2  $ 88.7
  Fast food                        30.3    30.1   115.4   116.0

                                  $51.7   $54.1  $195.6  $204.7
Operating income:
  Component products               $4.8   $ 7.3  $ 19.9  $ 22.1
  Fast food                         2.6     2.9     7.5     8.9

    Total operating income          7.4    10.2    27.4    31.0

Interest expense                   (3.1)   (2.8)  (11.8)  (11.7)
Corporate, net                       .3     1.0     (.3)    1.2

    Income before income taxes      4.6     8.4    15.3    20.5
Income taxes                        2.1     3.2     6.4     8.5

    Income from continuing          2.5     5.2     8.9    12.0
operations
Discontinued operations             (.1)   49.7    10.6    39.0

    Net income                    $ 2.4   $54.9  $ 19.5  $ 51.0

[FN]
* Reclassified.

    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc.
(NYSE: VHI), has continuing operations in the component products and fast food industries. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission. The Company's 1996 results are subject to final audit.